Exhibit 99.1

September 16, 2019

To the Board of Directors of Helios and Matheson Analytics, Inc.

Gentlemen,

It has been my pleasure to serve as Chairman and CEO of Helios and Matheson for the past three plus years. I am proud of the way we built MoviePass into the largest movie subscription company in the country, transforming the movie theatrical industry in the process.

I must advise, however, that I will be leading a formal bid for and related to all assets of Helios and Matheson, including MoviePass, MoviePass Films and Moviefone.

Therefore, it is necessary that I hereby tender my resignation from both the Board of Directors and the CEO position, effective immediately. I wish you and the company success in all future endeavors and thank you all for your support during my tenure.

Sincerely,

/s/ Theodore Farnsworth
Theodore Farnsworth